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                                                                     EXHIBIT 5.1

                          [COOLEY GODWARD LETTERHEAD]

January 25, 2001

Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Gilead Sciences, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the Holders thereof of a total of $250,000,000 principal amount 5% Convertible Subordinated Notes due December 15, 2007 (the "Notes") and shares of common stock issuable upon conversion thereof (the "Shares"). The Notes were issued pursuant to the Indenture dated December 18, 2000 between the Company and Chase Manhattan Bank and Trust Company, National Association (the "Indenture").

    In connection with this opinion, we have examined copies of the Indenture, the Notes and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to our opinion as to the enforceability of the Notes, we have relied on the opinion of Cahill Gordon & Reindel as to matters of New York law.

    Our opinion is expressed solely with respect to the federal laws of the United States of America, the General Corporation law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company except that (a) enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally and (b) the remedy of the specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or equity) and (ii) the Shares, when issued in accordance with the terms of the Notes, upon conversion thereof, will be validly issued, fully paid and nonassessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

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COOLEY GODWARD LLP

By:              /s/ ANDREA VACHSS
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                Andrea Vachss, Esq.
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